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Exhibit 21.1 Subsidiaries of Astoria Financial Corporation

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                                                      Jurisdiction of
                                                       Incorporation
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
Subsidiaries of Astoria Financial Corporation

Astoria Federal Savings and Loan Association
   a/k/a Astoria Federal Savings or Astoria Federal    United States
Astoria Capital Trust I                                Delaware
AF Insurance Agency, Inc.                              New York

Subsidiaries of Astoria Federal Savings and Loan
   Association

AF Agency, Inc.                                        New York
Astoria Federal Mortgage Corp.                         New York
Astoria Federal Savings and Loan Association
   Revocable Grantor Trust                             New York
Entrust Holding Corp.                                  New York
Infoserve Corporation                                  New York
Star Preferred Holding Corporation                     New Jersey
Suffco Service Corporation                             New York
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Astoria Federal has four subsidiaries which may qualify for alternative tax treatment under Article 9A of the New York State Tax Law and therefore, although inactive, are retained by Astoria Federal.

Astoria Federal has five additional subsidiaries, one of which is a single purpose entity that has an interest in a real estate investment, which is not material to our financial condition; one of which had an interest in a real estate investment which was sold in December 2003; and two of which have no assets or operations but may be used to acquire interests in real estate in the future. The fifth such subsidiary serves as a holding company for one of the other four.

Astoria Federal has two additional subsidiaries which are inactive, one of which Astoria Federal intends to dissolve.

Subsidiaries of Star Preferred Holding Corporation

Astoria Preferred Funding Corporation                  Delaware